EXHIBIT 23.2

INDEPENDENT ACCOUNTANTS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Arizona Public Service Company on Form S-3 of our report dated March 11, 2004 on our examination conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants of management’s assertion that the Company maintained effective internal control over financial reporting as of December 31, 2003 (which report was not intended to comply with, and should not be relied on for compliance with, the U.S. Securities and Exchange Commission rule relating to Section 404 or Section 103 of the Sarbanes-Oxley Act of 2002) appearing in the Annual Report on Form 10-K of Arizona Public Service Company for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
December 17, 2004